Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-3, No. 333-158585) of DuPont Fabros Technology, Inc. for the registration of preferred stock, of our reports dated February 26, 2010, with respect to the consolidated financial statements and financial statement schedule of DuPont Fabros Technology, Inc., and the effectiveness of internal control over financial reporting of DuPont Fabros Technology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

October 7, 2010